Filed Pursuant to Rule 424(b)(3)
Registration No. 333-168006

Prospectus Supplement No. 1 dated June 15, 2011

(to Prospectus dated December 31, 2010)

3,100,000 SHARES

CURRENCYSHARES® SWISS FRANC TRUST

This Prospectus Supplement No. 1 amends and supplements our prospectus dated December 31, 2010 (the “Prospectus”) and should be read in conjunction with, and must be delivered with, the Prospectus.

Under “Creation and Redemption of Shares,” the third sentence in the fifth full paragraph on page 26 of the Prospectus is hereby deleted and replaced in its entirety with the following: “As of June 15, 2011, Citadel Securities LLC, EWT LLC, Fortis Clearing Americas LLC, Goldman, Sachs & Co., Goldman Sachs Execution & Clearing, L.P., JPMorgan Securities, Inc., Knight Clearing Services, LLC, Merrill Lynch Professional Clearing Corp., Morgan Stanley & Co. Incorporated, Newedge USA, LLC, Nomura Securities International, Inc., RBC Capital Markets, Timber Hill LLC and Virtu Financial BD LLC have each signed a Participant Agreement with the Trustee and the Sponsor and may create and redeem Baskets.”

The following subheading and disclosure is added at the end of “United States Federal Tax Consequences” on page 38 of the Prospectus:

“FBAR Reporting Obligations

Each U.S. Shareholder should consult with its tax advisor as to the tax filing and reporting obligations that may arise in connection with an investment in a Share, including whether the Shares need to be reported on Treasury Form TD F 90-22.1 (Report of Foreign Bank and Financial Accounts, the FBAR form). A Shareholder that is obligated and fails to file the FBAR form may be subject to civil penalties in an amount equal to the greater of (1) $100,000 or (2) 50 percent of the value of the unreported “foreign account,” and may face possible criminal penalties as well. The Sponsor is presently seeking relief from these reporting requirements for Shareholders; however, there is no assurance that such relief will be forthcoming.”

All other portions of the Prospectus shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus.

The date of this Prospectus Supplement is June 15, 2011